EXHIBIT (12)


                          PHH CORPORATION AND SUBSIDIARIES

                   Computation of Ratio of Earnings to Fixed Charges



                                            Three
                                          Months Ended                               Year Ended April 30,
(In thousands)                              07/31/94          1994         1993            1992           1991            1990
Income from continuing operations
    before income taxes                   $     28,035    $   109,796       94,238    $     83,117    $    77,759     $    89,698
Add:
    Interest expense                            40,904        162,108      193,935         237,058        302,853         352,469
    Interest portion of rentals*                 1,989          9,088        8,456           8,665          7,796           6,251
Earnings available for fixed charges      $     70,928     $  280,992   $  296,629     $   328,840     $  388,408     $   448,418


Fixed charges:
    Interest expense                      $     40,904     $  162,108   $  193,935      $  237,058     $  302,853      $  352,469
    Interest portion of rentals*                 1,989          9,088        8,456           8,665          7,796           6,251
                                          $     42,893     $  171,196   $  202,391      $  245,723     $  310,649      $  358,720

Ratio of earnings to fixed charges                1.65           1.64         1.47            1.34           1.25           1.25

*Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.

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